Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL PRICES $200 MILLION OF 5.50% SERIES D PREFERRED SHARES

Pembroke, Bermuda, May 13, 2013 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced that it has priced an offering of 8 million shares of 5.50% Series D Preferred Shares, par value $0.0125 per share and a liquidation preference of $25.00 per share (or $200 million in aggregate liquidation preference). AXIS Capital has also granted the underwriters a 30-day option to purchase up to 1.2 million additional Series D Preferred Shares solely to cover over-allotments, if any. The offering was made pursuant to an effective shelf registration statement and is expected to close on May 20, 2013, subject to customary closing conditions.

Dividends on the Series D Preferred Shares will be payable on a non-cumulative basis only when, as and if declared by our board of directors at a rate equal to 5.50% of the liquidation preference per annum.

AXIS Capital intends to apply to list the Series D Preferred Shares on the New York Stock Exchange under the symbol “AXSprD.” If the application is approved, trading in the Series D Preferred Shares is expected to commence within 30 days after the initial delivery of the Series D Preferred Shares.

AXIS Capital intends to use a portion of the net proceeds from the offering to redeem all of its outstanding 7.25% Series A Preferred Shares, par value $0.0125 per share and a liquidation preference of $25 per share. AXIS Capital intends to use any remaining net proceeds for general corporate purposes, which may include the repurchase of a portion of its outstanding common shares pursuant to its previously authorized share repurchase program.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

BofA Merrill Lynch, Citigroup and Wells Fargo Securities are serving as joint book-running managers for the offering. Barclays, BMO Capital Markets, Credit Agricole CIB, HSBC, ING and Lloyds Securities are serving as co-managers for the offering.

In no event will the information contained in this press release regarding the Series D Preferred Shares constitute an offer to sell or a solicitation of an offer to buy any Series D Preferred Shares or any other securities of AXIS Capital, nor shall there be any sale of the Series D Preferred Shares in any jurisdiction in which the offer or sale is not permitted. This offering may be made only by means of a preliminary prospectus supplement and accompanying prospectus. You may obtain a copy of the preliminary prospectus supplement, the final prospectus supplement, when available, and accompanying prospectus from the SEC website at www.sec.gov. Alternatively, the underwriters will arrange to send you these documents if you request them by contacting Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood NY 11717, by calling toll-free: (800) 831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 222 Broadway, New York, NY 10038, Attention: Prospectus Department, or by emailing dg.prospectus_requests@baml.com or Wells Fargo Securities, LLC at 1525 West W.T. Harris Boulevard, NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, by calling toll-free: (800) 326-5897 or by emailing: cmclientsupport@wellsfargo.com.

This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2013 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) with a positive outlook by A.M. Best.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include the occurrence and magnitude of natural and man-made disasters; actual claims exceeding our loss reserves; general economic, capital and credit market conditions; the failure of any of the loss limitation methods we employ; the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions; the failure of our cedants to adequately evaluate risks; inability to obtain additional capital on favorable terms, or at all; the loss of one or more key executives; a decline in our ratings with rating agencies; loss of business provided to us by our major brokers; changes in accounting policies or practices; the use of industry catastrophe models and changes to these models; changes in governmental regulations; increased competition; changes in the political environment of certain countries in which we operate or underwrite business; fluctuations in interest rates, credit spreads, equity prices and/or currency values, and the other factors set forth in our most recent report on Form 10-K and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com